UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2022

VAALCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable
(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	EGY	New York Stock Exchange
Common Stock, par value $0.10	EGY	London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Pursuant to Instruction 2 to Item 5.02 of Form 8-K, VAALCO Energy, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on November 14, 2022 (the “Original Report”) to provide the information set forth herein (which was not determined or available at the time of the Original Report) regarding the appointment of Thor Pruckl (“Mr. Pruckl”) as the Company’s Chief Operating Officer.

Except as expressly set forth herein, this amendment does not amend the Original Report in any way and does not modify or update any other disclosures contained in the Original Report. This amendment supplements the Original Report and should be read in conjunction with the Original Report.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Operating Officer

As previously disclosed, on November 7, 2022, the Company promoted Mr. Pruckl to the position of Chief Operating Officer of the Company, effective November 7, 2022. On February 6, 2024, the Company and Mr. Pruckl entered into an Amended and Restated Executive Employment Agreement, effective December 1, 2022 (the “Employment Agreement”), which amends and restates Mr. Pruckl’s existing employment agreement with the Company. The initial term of the Employment Agreement retroactively commenced on December 1, 2022 and ended on December 31, 2023, subject to earlier termination in accordance with its terms, and has retroactively been and thereafter will be automatically extended for successive one-year terms annually on January 1.

Pursuant to the Employment Agreement, Mr. Pruckl will be entitled to receive a minimum annual base salary of $400,000, which shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and may be increased, but not decreased, at the discretion of the Compensation Committee. The Employment Agreement also provides that Mr. Pruckl will be eligible to receive an annual cash bonus in an amount to be determined by the Compensation Committee, based on performance goals established by the Compensation Committee and with a target percentage equal to 75% of his annual base salary. Mr. Pruckl will be eligible to receive stock options and other incentive awards as part of the process and approach used for the Company’s other senior executives, and his annual long-term incentive award will be up to 75% of his annual base salary.  For so long as Mr. Pruckl’s principal place of employment is in Houston, Texas, Mr. Pruckl will receive furnished leased housing and a leased vehicle with additional payments from VAALCO to cover any withholding taxes due in connection therewith. In addition, VAALCO will pay Mr. Pruckl $17,000 per year for pension benefits and Mr. Pruckl is entitled to other customary employment benefits, including reimbursement for business and entertainment expenses and paid vacation.

The Employment Agreement may be terminated by VAALCO for any reason or no reason upon giving 90 days’ written notice to Mr. Pruckl, provided that VAALCO may reduce or eliminate such 90 day notice period by paying Mr. Pruckl an amount equal to (a) his annual base salary times (b) a fraction, (i) the numerator of which is the number of days that would remain in such 90 day period after Mr. Pruckl’s termination and (ii) the denominator of which is the number of days in the year in which such notice is delivered (a “Notice Payment”). Mr. Pruckl may terminate the Employment Agreement upon giving 90 days’ written notice to VAALCO.

Upon termination of Mr. Pruckl’s employment for any reason, in addition to any Notice Payment and other payments under the Employment Agreement, Mr. Pruckl will be entitled to receive (i) his accrued and unpaid base salary earned through the date of termination (the “Termination Date”), (ii) his accrued and unused vacation days through the Termination Date and (iii) reimbursement of his reasonable business expenses that were incurred but unpaid as of the Termination Date. In addition, the Employment Agreement provides Mr. Pruckl, subject to Mr. Pruckl’s execution of a general release of claims in favor of the Company and compliance with certain other restrictive covenants in the Employment Agreement, with certain severance benefits if his employment is terminated under certain circumstances. Specifically, the Employment Agreement provides that, upon an involuntary termination of Mr. Pruckl’s employment except for Cause (as defined in the Employment Agreement) or due to Mr. Pruckl’s death or disability, VAALCO will pay Mr. Pruckl additional compensation equal to Mr. Pruckl’s annual bonus for the full calendar year in which the Termination Date occurs (prorated for the portion of the year actually worked).

The Employment Agreement also contains customary provisions relating to, among other things, confidentiality and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which will be filed by VAALCO as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.
(Registrant)

Date: February 9, 2024
	By:	/s/ Jason Doornik
	Name:	Jason Doornik
	Title:	Chief Accounting Officer